Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Investor Share Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the use of our report our report dated November 19, 2010, which is incorporated by reference in this Registration Statement (Form N-1A) of Artisan Partners Funds, Inc. (formerly known as Artisan Funds, Inc.) to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 51 to the Registration Statement under the Securities Act of 1933 (File No. 33-88316) and in this Amendment No. 53 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8932).

/s/ Ernst & Young LLP

Chicago, Illinois

July 22, 2011